Exhibit 10.96
US Airways Group, Inc.
2005 Equity Incentive Plan
Stock Bonus Award Agreement

for nonemployee directors
     Pursuant to this Stock Bonus Award Agreement (“Award Agreement”), US Airways Group, Inc. (the “Company”) has awarded you a Stock Bonus Award (the “Award”) as an Annual Award under the Non-Discretionary Grant Program of the US Airways Group, Inc. 2005 Equity Incentive Plan (the “Plan”). Except where indicated otherwise, terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same meaning as set forth in the Plan.
     The details of your Award are as follows:
     1. Name of eligible director.                                         .
     2. Date of Grant. Your Award has been granted as of                     .
     3. Shares of Common Stock Subject to Your Award. The number of shares of Common Stock subject to your
Award is                     .
     4. Payment. This Award was granted in consideration of your services to the Company. You will not be required to make any payment to the Company (other than your past and future services to the Company) with respect to your Award.
     5. Vesting. The Common Stock subject to your Award is immediately vested on the Date of Grant.
     6. Delivery of Shares. The Company will deliver to a broker designated by the Company (the “Designated Broker”), on your behalf, the number of shares of the Company’s Common Stock subject to your Award, as soon as practicable after the Date of Grant, in the form of electronic entry evidencing such shares.
     7. Dividends. You will be entitled to receive payments equal to any cash dividends and other distributions paid with respect to the shares of Common Stock subject to your Award. Any cash dividends paid with respect to your Award will be paid at the same time that dividends are paid to the Company’s shareholders.
     8. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you will not be issued any shares of Common Stock under your Award unless either (a) such shares are then registered under the Securities Act, or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive any shares of Common Stock under your Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.

     9. Notices. Any notices provided for in the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     10. Miscellaneous.
          (a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award and this Award Agreement.
          (b) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award and this Award Agreement.
          (c) This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
          (d) All covenants, agreements and obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
          (e) This Award Agreement and the Plan set forth the entire understanding between you and the Company regarding your Award and supersedes all prior oral and written agreements relating to your Award.
     11. Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.
     12. Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
     13. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event there is any conflict between your Award, this Award Agreement and the Plan, the provisions of the Plan shall control.

     IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed as of the date written below:

US AIRWAYS GROUP, INC.

By:

Title:

Date:

DIRECTOR

Date:

3